Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2016 FOURTH QUARTER AND FULL YEAR RESULTS

•                  4Q 2016 GAAP diluted loss per share of $0.62, compared to loss of $21.86 last year; 4Q 2016 adjusted diluted loss per share(1) of $0.19, compared to adjusted diluted loss per share of $0.30 last year

•                  FY 2016 GAAP diluted EPS of $0.51, compared to GAAP diluted loss per share of $21.26 last year; FY2016 Adjusted diluted EPS(1) of $1.76, compared to adjusted diluted EPS of $1.80 last year

•                  Company expects FY 2017 diluted EPS of $1.45 to $1.75

FREMONT, CA — March 8, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal fourth quarter and full year ended January 28, 2017 and provided its outlook for fiscal 2017.

Fourth quarter 2016 GAAP diluted loss per share was $0.62, compared to a loss of $21.86 in the same period a year ago.  Fourth quarter 2016 GAAP operating loss includes a $14 million non-cash impairment charge related to fixed assets in our Macy’s tuxedo stores. Last year’s fourth quarter results included approximately $1.18 billion of goodwill, intangible asset and other impairment charges primarily related to Jos. A. Bank.  Excluding certain items(1), fourth quarter 2016 adjusted diluted loss per share(1) was $0.19, compared to adjusted diluted loss per share of $0.30 in the fourth quarter of 2015.

Full year 2016 GAAP diluted earnings per share was $0.51, compared to GAAP loss per share of $21.26 last year. Fiscal 2016 adjusted diluted EPS(1) was $1.76, compared to adjusted diluted EPS of $1.80 last year.

MANAGEMENT COMMENTARY

Doug Ewert, president and chief executive officer of Tailored Brands, stated, “Fiscal 2016 was a year of significant strategic progress for Tailored Brands as we executed on our plans to right-size our store base, optimize our cost structure, and return Jos. A. Bank to a path of sustained profitable growth.  I am pleased with our delivery on our operational initiatives that we established for 2016.  We closed 233 stores under our store rationalization program, we achieved over $60 million in cost savings through our profit improvement plan, and we stabilized and began to turn around Jos. A. Bank.  With a focus on continued operational excellence, we have built a strong foundation for future growth.

“Unfortunately, the challenging retail environment resulted in soft traffic across our retail brands, which drove lower than anticipated fourth quarter and full year net sales and gross margins.  Despite this, we delivered near the mid-point of our full year adjusted EPS guidance through disciplined expense

(1)             See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.  These items primarily consist of goodwill and intangible asset impairment charges, costs related to our store rationalization and profit improvement initiatives, non-cash asset impairment charges and integration costs related to Jos. A. Bank.  Non-GAAP adjusted EPS is referred to as “adjusted EPS” for simplicity.

management and a lower effective tax rate. We also generated $243 million of cash flow from operations in 2016.

“While we are striving for improved performance in 2017, in anticipation of a continuation of current business trends, we project diluted EPS in the range of $1.45 to $1.75 for fiscal 2017.  Our outlook assumes Men’s Wearhouse comparable sales down low-single digits, Jos. A. Bank comparable sales up mid-single digits, and Moores and K&G comparable sales down mid-single-digits in 2017.  Our outlook for 2017 also assumes a decline in our Corporate Apparel business as we lap the large airline uniform program we rolled out in 2016,” said Ewert.

“Our 2017 plan includes reinvestment of some of the cost savings we achieved to support our omni-channel strategies.  The demand for convenience, a more personalized experience and casual wardrobe options has never been more pronounced.  In response, we are accelerating our efforts to translate our high-service, in-store experience online and to drive additional traffic to our stores.

“In addition, our outlook includes an estimated operating loss of between $19 million and $20 million from the Macy’s tuxedo business.  During 2016, our Macy’s tuxedo business did not ramp as expected.  We are actively engaged in discussions with Macy’s to restructure our agreement.  Due to the early stages of our negotiations, our current 2017 plan assumes no further Macy’s store expansion and that adjusted operating losses grow from $14 million in 2016 to between $19 million to $20 million in 2017 under the terms of the current agreement.  Given current and forecasted results, and the likelihood that a restructured agreement will involve a different operating model, we recorded an asset impairment charge of $14 million in the fourth quarter related to fixed assets in the Macy’s stores,” said Ewert.

“We remain focused on delivering long-term value to our shareholders with disciplined capital management and prudent investment in our organic growth strategies. In 2017, we plan to invest approximately $90 million in capital expenditures and to use free cash flow to pay down debt.”

SALES REVIEW

The table that follows is a summary of total net sales for the fourth quarter and full year ended January 28, 2017.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.  The Moores comparable sales change is based on the Canadian dollar.  In addition, Jos. A. Bank comparable sales exclude factory stores.  Fiscal 2015 comparable sales shown below for Jos. A. Bank are based on a comparison to Jos. A. Bank’s fiscal 2014 sales, a portion of which was prior to the acquisition on June 18, 2014.

Fourth Quarter Net Sales Summary — Fiscal 2016

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Quarter	% of Total Sales	Current Quarter	Prior Year Quarter
Retail Segment	(3.9)%	$(29.6)	$738.3	93.1%	(1.2)%	(10.4)%
Men’s Wearhouse	(3.7)%	$(14.8)	$384.6	48.5%	(2.2)%	4.3%
Jos. A. Bank	(4.7)%	$(10.8)	$219.4	27.7%	3.6%	(32.3)%
K&G	(3.7)%	$(3.0)	$77.9	9.8%	(5.2)%	1.9%
Moores	(2.1)%	$(1.0)	$48.3	6.1%	(5.4)%	(2.7)%
MW Cleaners	0.2%	$0.0	$8.1	1.0%

Corporate Apparel Segment	(4.8)%	$(2.8)	$55.0	6.9%

Total Company	(3.9)%	$(32.4)	$793.3

Full Year Net Sales Summary — Fiscal 2016

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Year	% of Total Sales	Current Year	Prior Year
Retail Segment	(4.7)%	$(154.1)	$3,098.4	91.7%	(3.2)%	(2.0)%
Men’s Wearhouse	(1.1)%	$(20.3)	$1,771.0	52.4%	(0.6)%	4.9%
Jos. A. Bank	(13.5)%	$(117.0)	$749.9	22.2%	(9.5)%	(16.3)%
K&G	(2.5)%	$(8.4)	$330.0	9.8%	(2.4)%	5.0%
Moores	(3.6)%	$(8.1)	$214.5	6.3%	(2.6)%	(1.7)%
MW Cleaners	(0.8)%	$(0.3)	$33.1	1.0%

Corporate Apparel Segment	15.0%	$36.5	$280.3	8.3%

Total Company	(3.4)%	$(117.6)	$3,378.7

Net sales for the fourth quarter at our largest brand, Men’s Wearhouse, decreased 3.7% and comparable sales decreased 2.2% from last year’s fourth quarter.  The decrease in comparable sales resulted primarily from decreases in both average transactions per store and average unit retail (net selling prices), partially offset by increases in units per transaction and higher rental services revenue.  Comparable rental services revenue increased 9.4% in the fourth quarter of 2016.

Jos. A. Bank comparable sales for the fourth quarter increased 3.6% primarily due to increases in both average transactions per store and units per transaction, partially offset by a decrease in average unit retail.  Jos. A. Bank net sales for the fourth quarter decreased 4.7% due to significant store closures in 2016 as part of the Company’s store rationalization program that more than offset comparable sales increases.

K&G comparable sales for the fourth quarter decreased 5.2% primarily due to lower average transactions per store partially offset by an increase in units per transaction and average unit retail.

Moores comparable sales for the fourth quarter decreased 5.4% primarily due to decreases in both average transactions per store and units per transaction partially offset by an increase in average unit retail.  However, total net sales for Moores decreased only 2.1% primarily due to favorable currency fluctuations.

Net sales for the Corporate Apparel segment for the fourth quarter decreased 4.8% primarily due to unfavorable currency fluctuations partially offset by higher U.S. sales.

FOURTH QUARTER GAAP RESULTS

Below is a comparison table and discussion of the consolidated fourth quarter FY 2016 to fourth quarter FY 2015 operating results.

Consolidated Fourth Quarter FY 2016 Comparison to Fourth Quarter FY 2015 Operating Results

	Q4 FY16	Q4 FY16	Q4 FY15	Q4 FY15	Variance
	$	% of Sales	$	% of Sales	Dollar	%
Net sales:
Retail clothing product	$639,262	80.6%	$668,008	80.9%	$(28,746)	-4.3%
Rental services	53,880	6.8%	50,669	6.1%	3,211	6.3%
Alteration and other services	45,147	5.7%	49,226	6.0%	(4,079)	-8.3%
Total retail sales	738,289	93.1%	767,903	93.0%	(29,614)	-3.9%
Corporate apparel clothing product	54,974	6.9%	57,759	7.0%	(2,785)	-4.8%
Total net sales	793,263	100.0%	825,662	100.0%	(32,399)	-3.9%

Gross margin(1):
Retail clothing product	341,838	53.5%	358,467	53.7%	(16,629)	-4.6%
Rental services	37,059	68.8%	36,809	72.6%	250	0.7%
Alteration and other services	12,328	27.3%	12,902	26.2%	(574)	-4.4%
Occupancy costs	(103,625)	-14.0%	(113,506)	-14.8%	9,881	8.7%
Total retail gross margin	287,600	39.0%	294,672	38.4%	(7,072)	-2.4%
Corporate apparel clothing product	14,517	26.4%	16,527	28.6%	(2,010)	-12.2%
Total gross margin	302,117	38.1%	311,199	37.7%	(9,082)	-2.9%

Advertising expense	51,409	6.5%	61,357	7.4%	(9,948)	-16.2%
Selling, general and administrative expenses	254,499	32.1%	265,110	32.1%	(10,611)	-4.0%
Goodwill and intangible asset impairment charges	—	—	1,153,254	139.7%	(1,153,254)	-100.0%
Asset impairment charges	15,065	1.9%	25,785	3.1%	(10,720)	-41.6%

Operating loss	$(18,856)	-2.4%	$(1,194,307)	-144.6%	$1,175,451	-98.4%

Summary of Operating Income (Loss) by Reportable Segment
Retail	$29,552	4.0%	$(1,152,936)	150.1%	$1,182,488	NM
Corporate apparel	1,027	1.9%	1,338	2.3%	(311)	-23.2%
Shared services	(49,435)	-6.2%	(42,709)	-5.2%	(6,726)	15.7%

Total operating loss	$(18,856)	-2.4%	$(1,194,307)	-144.6%	$1,175,451	-98.4%

(1) As a percent of related sales.

Total net sales decreased 3.9% to $793.3 million.  Retail segment net sales decreased by 3.9% due primarily to store closures as well as comparable sales declines.  Corporate apparel sales decreased by 4.8% primarily due to unfavorable currency fluctuations partially offset by higher U.S. sales.

Total gross margin was $302.1 million, a decrease of $9.1 million, due primarily to a decrease in retail segment net sales.  As a percent of retail sales, retail gross margin increased 60 basis points to 39.0% primarily as a result of anniversarying an $11.0 million inventory write-down in last year’s fourth quarter.

Advertising expense decreased $9.9 million to $51.4 million and decreased 90 basis points as a percent of total sales.

Selling, general and administrative expenses (“SG&A”) decreased $10.6 million to $254.5 million and were flat as a percent of total sales.

Operating loss for the fourth quarter was $18.9 million compared to an operating loss of $1,194.3 million last year, which included $1.18 billion of impairment charges primarily related to Jos. A. Bank.

Net interest expense for the fourth quarter was $25.2 million compared to $26.5 million in 2015.

The effective tax rate for the fourth quarter was a benefit of 31.8% for 2016 compared to a benefit of 13.4% for 2015.

Net loss for the fourth quarter was $30.1 million compared to a net loss of $1,057.7 million last year.  Diluted loss per share was $0.62 compared to diluted loss per share of $21.86 in the last year’s fourth quarter.

FOURTH QUARTER ADJUSTED RESULTS (1)

Below is a comparison table and discussion of adjusted operating metrics for the fourth quarter of FY 2016 and FY 2015.  Note that only the line items affected by adjustments are shown in the table.

Consolidated Adjusted Fourth Quarter FY 2016 Compared to Adjusted Fourth Quarter FY 2015 Operating Results(1)

	Q4 FY16	Q4 FY16	Q4 FY15	Q4 FY15	Variance
		% of		% of
	$	Sales	$	Sales	Dollar	%
Gross margin(2):
Retail clothing product	$341,838	53.5%	$369,523	55.3%	$(27,685)	-7.5%
Rental services	38,128	70.8%	36,809	72.6%	1,319	3.6%
Alteration and other services	12,288	27.2%	12,902	26.2%	(614)	-4.8%
Occupancy costs	(104,205)	-14.1%	(112,124)	-14.6%	7,919	-7.1%
Total retail gross margin	288,049	39.0%	307,110	40.0%	(19,061)	-6.2%
Total gross margin	302,566	38.1%	323,637	39.2%	(21,071)	-6.5%

Selling, general and administrative expenses	241,862	30.5%	258,380	31.3%	(16,518)	-6.4%

Operating income	$9,295	1.2%	$3,900	0.5%	$5,395	138.3%

Summary of Operating Income (Loss) by Reportable Segment
Retail	$52,055	7.1%	$43,373	5.6%	$8,682	20.0%
Corporate apparel	1,106	2.0%	1,338	2.3%	(232)	-17.3%
Shared services	(43,866)	-5.5%	(40,811)	-4.9%	(3,055)	7.5%

Total operating income	$9,295	1.2%	$3,900	0.5%	$5,395	138.3%

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total gross margin decreased $21.1 million and the gross margin rate decreased 110 basis points.  Retail gross margin dollars decreased $19.1 million primarily due to lower sales while the retail gross margin rate decreased 100 basis points primarily due to the deleveraging of procurement and distribution costs at Jos. A. Bank, a lower selling margin rate at Men’s Wearhouse as a result of increased clearance sales and a lower selling margin rate at Moores due to increased promotional activity. Excluding the impact of the factory/outlet stores last year, both total and retail gross margin decreased 110 basis points.

On a stand-alone basis, Jos. A. Bank retail clothing product selling margin excluding factory stores increased approximately 50 basis points due to lower product costs.

Primarily due to the Company’s cost reduction efforts, SG&A expenses decreased $16.5 million and decreased 80 basis points as a percent of total sales.

Operating income increased $5.4 million and the effective tax rate was 42.3%.

Adjusted net loss was $9.2 million, or $0.19 adjusted diluted loss per share, compared to adjusted diluted loss per share of $0.30 in the last year’s fourth quarter.

FULL YEAR GAAP RESULTS

Below is a comparison table and discussion of the consolidated FY 2016 results to FY 2015 operating results.

Consolidated FY 2016 Comparison to FY 2015 Operating Results

	FY16	FY16	FY15	FY15	Variance
	$	% of Sales	$	% of Sales	Dollar	%
Net sales:
Retail clothing product	$2,445,922	72.4%	$2,599,934	74.4%	$(154,012)	-5.9%
Rental services	457,444	13.5%	443,290	12.7%	14,154	3.2%
Alteration and other services	195,035	5.8%	209,250	6.0%	(14,215)	-6.8%
Total retail sales	3,098,401	91.7%	3,252,474	93.0%	(154,073)	-4.7%
Corporate apparel clothing product	280,302	8.3%	243,797	7.0%	36,505	15.0%
Total net sales	3,378,703	100.0%	3,496,271	100.0%	(117,568)	-3.4%

Gross margin(1):
Retail clothing product	1,352,283	55.3%	1,439,611	55.4%	(87,328)	-6.1%
Rental services	374,680	81.9%	366,564	82.7%	8,116	2.2%
Alteration and other services	58,131	29.8%	63,398	30.3%	(5,267)	-8.3%
Occupancy costs	(431,298)	-13.9%	(455,486)	-14.0%	24,188	5.3%
Total retail gross margin	1,353,796	43.7%	1,414,087	43.5%	(60,291)	-4.3%
Corporate apparel clothing product	87,672	31.3%	70,336	28.9%	17,336	24.6%
Total gross margin	1,441,468	42.7%	1,484,423	42.5%	(42,955)	-2.9%

Advertising expense	189,956	5.6%	204,985	5.9%	(15,029)	-7.3%
Selling, general and administrative expenses	1,099,328	32.5%	1,085,900	31.1%	13,428	1.2%
Goodwill and intangible asset impairment charges	—	—	1,243,354	35.6%	(1,243,354)	-100.0%
Asset impairment charges	19,358	0.6%	27,480	0.8%	(8,122)	-29.6%

Operating income (loss)	$132,826	3.9%	$(1,077,296)	-30.8%	$1,210,122	NM

Summary of Operating Income (Loss) by Reportable Segment
Retail	$308,283	9.9%	$(919,793)	-28.3%	$1,228,076	NM
Corporate apparel	25,315	9.0%	7,767	3.2%	17,548	225.9%
Shared services	(200,772)	-5.9%	(165,270)	-4.7%	(35,502)	21.5%

Total operating income (loss)	$132,826	3.9%	$(1,077,296)	-30.8%	$1,210,122	NM

(1) As a percent of related sales.

Total net sales decreased 3.4% to $3,378.7 million.  Retail segment net sales decreased by 4.7% reflecting significant store closures under the Company’s store rationalization program and decreases in comparable sales.  Corporate apparel sales increased by 15.0% or $36.5 million, primarily due to the rollout of a major airline uniform program in 2016.

Total gross margin was $1,441.5 million, a decrease of $43.0 million, due primarily to the decrease in retail segment net sales.  As a percent of total sales, total gross margin increased 20 basis points. Advertising expense decreased $15.0 million to $190.0 million and decreased by 30 basis points as a percent of total sales.

SG&A increased $13.4 million to $1,099.3 million primarily due to costs associated with our store rationalization and profit improvement programs.

Operating income for the year was $132.8 million compared to an operating loss of $1,077.3 million last year, which included $1.27 billion of impairment charges primarily related to Jos. A. Bank.

Net interest expense for the full year was $103.0 million compared to $105.8 million in 2015.

The effective tax rate for the full year was 21.0% for 2016 and a benefit of 14.1% for 2015.

Net earnings for fiscal 2016 were $25.0 million compared to a net loss of $1,026.7 million last year.  Diluted EPS was $0.51 compared to diluted loss per share of $21.26 last year.

FULL YEAR ADJUSTED RESULTS (1)

Below is a comparison table and discussion of adjusted operating metrics for FY 2016 and FY 2015.  Note that only the line items affected by adjustments are shown in the table.

Consolidated Adjusted FY 2016 Comparison to Adjusted FY 2015 Operating Results (1)

	FY16	FY16	FY15	FY15	Variance
	$	% of Sales	$	% of Sales	Dollar	%
Gross margin(2):
Retail clothing product	$1,352,260	55.3%	$1,451,651	55.8%	$(99,391)	-6.8%
Rental services	375,749	82.1%	366,564	82.7%	9,185	2.5%
Alteration and other services	58,386	29.9%	63,398	30.3%	(5,012)	-7.9%
Occupancy costs	(433,845)	-14.0%	(453,070)	-13.9%	19,225	-4.2%
Total retail gross margin	1,352,550	43.7%	1,428,543	43.9%	(75,993)	-5.3%
Total gross margin	1,440,222	42.6%	1,498,879	42.9%	(58,657)	-3.9%
Selling, general and administrative expenses	1,021,070	30.2%	1,055,100	30.2%	(34,030)	-3.2%
Asset impairment charges	—	—	260	0.0%	(260)	-100.0%
Operating income	$229,196	6.8%	$238,533	6.8%	$(9,337)	-3.9%
Summary of Operating Income (Loss) by Reportable Segment
Retail	$378,186	12.2%	$391,154	12.0%	$(12,968)	-3.3%
Corporate apparel	25,394	9.1%	7,767	3.2%	17,627	226.9%
Shared services	(174,384)	-5.2%	(160,388)	-4.6%	(13,996)	8.7%

Total operating income	$229,196	6.8%	$238,533	6.8%	$(9,337)	-3.9%

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total gross margin decreased $58.7 million and 30 basis points as a percent of sales.  Retail gross margin decreased $76.0 million primarily due to lower sales and decreased 20 basis points as a percent of retail sales. Excluding the impact of the factory/outlet stores from both periods, both total gross margin and retail gross margin increased by 10 basis points.

On a stand-alone basis, Jos. A. Bank retail clothing product selling margin excluding factory stores increased approximately 360 basis points due to lower product costs and increased average unit retail. Primarily due to the Company’s cost reduction efforts, SG&A expenses decreased $34.0 million.

Operating income decreased $9.3 million or 3.9% and the effective tax rate was 31.7%.

Adjusted net earnings were $86.2 million, or $1.76 adjusted EPS, compared to adjusted EPS of $1.80 last year.

BALANCE SHEET

Total debt at the end of fiscal 2016 was approximately $1.6 billion.  The Company made its scheduled $1.8 million payment on its term loan during the fourth quarter.  There were no borrowings outstanding on our revolving credit facility at the end of fiscal 2016.

Inventories decreased $67.0 million to $955.5 million at the end of fiscal 2016 primarily due lower inventories at Jos. A. Bank as well as the weaker exchange rate from British pounds to U.S. dollars.

Cash flow from operating activities for fiscal 2016 was $242.6 million compared to $131.7 million in the same period last year.  The increase was primarily due to working capital items including the impact of income tax refunds and lower inventories.

Capital expenditures for fiscal 2016 were $99.7 million compared to $115.5 million in the prior year.

2017 OUTLOOK

•                  Earnings per Share: For fiscal 2017, the Company expects to achieve diluted earnings per share in the range of $1.45 to $1.75.

•                  Comparable Sales: The Company expects comparable sales in fiscal 2017 for Men’s Wearhouse to be down low-single digits, Jos. A. Bank to increase mid-single digits, and Moores and K&G to be down mid-single digits.

•                  Tax Rate: For fiscal 2017, the Company expects the effective tax rate to be approximately 33%.

•                  Capital Expenditures: The Company expects capital expenditures of approximately $90 million for fiscal 2017.

•                  Real Estate: The Company expects approximately net 10 store closures in fiscal 2017.

The Company noted that fiscal 2017 is a 53-week year versus the 52-week fiscal 2016.

CALL AND WEBCAST INFORMATION

At 5:00 p.m. Eastern time on Wednesday, March 8, 2017, management will host a conference call and real time webcast to discuss fiscal 2016 fourth quarter and full year results and its outlook for fiscal 2017.

To access the conference call, please dial 412-902-0030.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A telephonic replay will be available through March 15, 2017, by calling 201-612-7415 and entering the access code of 13648633#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	January 28, 2017		January 30, 2016
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	716	4,021.7	714	4,025.7

Jos. A. Bank (b)	506	2,388.9	625	2,880.7

Men’s Wearhouse and Tux	58	86.0	160	223.5

The Tuxedo Shop @ Macy’s	170	84.0	12	6.5

Moores, Clothing for Men	126	789.0	124	779.8

K&G (c)	91	2,113.5	89	2,102.1

Total	1,667	9,483.1	1,724	10,018.3

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  86 and 82 stores offering women’s apparel at the end of fiscal years 2016 and 2015, respectively.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omni-channel network that includes over 1,600 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com,

This press release contains forward-looking information, including the Company’s statements regarding its 2017 outlook for earnings per share, comparable sales, effective tax rate, capital expenditures, net store closures, the expected operating loss for Macy’s tuxedo stores and the Company’s ability to drive traffic to its stores and online. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements..  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to:  actions by governmental entities, domestic and international macro-economic conditions, inflation or deflation, the loss of, or changes in, key personnel; success, or lack thereof, in executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives, store rationalization plans, profit improvement plans, revenue enhancement strategies; the impact of tuxedo shops within Macy’s stores; changes in demand for clothing or rental product, market trends in the retail business, customer confidence and spending patterns, changes in traffic trends in our stores, customer acceptance of our merchandise strategies, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Tailored Brands to disclose material information under the federal securities laws, Tailored Brands undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K, our filings on Form 10-Q and current reports on Form 8-K.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

For the Three Months Ended January 28, 2017 and January 30, 2016

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of
	2016	Sales	2015	Sales	Dollar	%

Net sales:
Retail clothing product	$639,262	80.6%	$668,008	80.9%	$(28,746)	-4.3%
Rental services	53,880	6.8%	50,669	6.1%	3,211	6.3%
Alteration and other services	45,147	5.7%	49,226	6.0%	(4,079)	-8.3%
Total retail sales	738,289	93.1%	767,903	93.0%	(29,614)	-3.9%
Corporate apparel clothing product	54,974	6.9%	57,759	7.0%	(2,785)	-4.8%
Total net sales	793,263	100.0%	825,662	100.0%	(32,399)	-3.9%

Total cost of sales	491,146	61.9%	514,463	62.3%	(23,317)	-4.5%

Gross margin (a):
Retail clothing product	341,838	53.5%	358,467	53.7%	(16,629)	-4.6%
Rental services	37,059	68.8%	36,809	72.6%	250	0.7%
Alteration and other services	12,328	27.3%	12,902	26.2%	(574)	-4.4%
Occupancy costs	(103,625)	-14.0%	(113,506)	-14.8%	9,881	8.7%
Total retail gross margin	287,600	39.0%	294,672	38.4%	(7,072)	-2.4%
Corporate apparel clothing product	14,517	26.4%	16,527	28.6%	(2,010)	-12.2%
Total gross margin	302,117	38.1%	311,199	37.7%	(9,082)	-2.9%

Advertising expense	51,409	6.5%	61,357	7.4%	(9,948)	-16.2%
Selling, general and administrative expenses	254,499	32.1%	265,110	32.1%	(10,611)	-4.0%
Goodwill and intangible asset impairment charges	—	—	1,153,254	139.7%	(1,153,254)	-100.0%
Asset impairment charges	15,065	1.9%	25,785	3.1%	(10,720)	-41.6%

Operating loss	(18,856)	-2.4%	(1,194,307)	-144.6%	1,175,451	-98.4%

Net interest	(25,231)	-3.2%	(26,455)	-3.2%	1,224	-4.6%

Loss before income taxes	(44,087)	-5.6%	(1,220,762)	-147.9%	1,176,675	-96.4%

Benefit for income taxes	(13,998)	-1.8%	(163,049)	-19.7%	149,051	-91.4%

Net loss	$(30,089)	-3.8%	$(1,057,713)	-128.1%	$1,027,624	-97.2%

Net loss per diluted common share allocated to common shareholders	$(0.62)		$(21.86)

Weighted-average diluted common shares outstanding:	48,718		48,376

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

For the Twelve Months Ended January 28, 2017 and January 30, 2016

(In thousands, except per share data)

	Twelve Months Ended				Variance
		% of		% of
	2016	Sales	2015	Sales	Dollar	%

Net sales:
Retail clothing product	$2,445,922	72.4%	$2,599,934	74.4%	$(154,012)	-5.9%
Rental services	457,444	13.5%	443,290	12.7%	14,154	3.2%
Alteration and other services	195,035	5.8%	209,250	6.0%	(14,215)	-6.8%
Total retail sales	3,098,401	91.7%	3,252,474	93.0%	(154,073)	-4.7%
Corporate apparel clothing product	280,302	8.3%	243,797	7.0%	36,505	15.0%
Total net sales	3,378,703	100.0%	3,496,271	100.0%	(117,568)	-3.4%

Total cost of sales	1,937,235	57.3%	2,011,848	57.5%	(74,613)	-3.7%

Gross margin (a):
Retail clothing product	1,352,283	55.3%	1,439,611	55.4%	(87,328)	-6.1%
Rental services	374,680	81.9%	366,564	82.7%	8,116	2.2%
Alteration and other services	58,131	29.8%	63,398	30.3%	(5,267)	-8.3%
Occupancy costs	(431,298)	-13.9%	(455,486)	-14.0%	24,188	5.3%
Total retail gross margin	1,353,796	43.7%	1,414,087	43.5%	(60,291)	-4.3%
Corporate apparel clothing product	87,672	31.3%	70,336	28.9%	17,336	24.6%
Total gross margin	1,441,468	42.7%	1,484,423	42.5%	(42,955)	-2.9%

Advertising expense	189,956	5.6%	204,985	5.9%	(15,029)	-7.3%
Selling, general and administrative expenses	1,099,328	32.5%	1,085,900	31.1%	13,428	1.2%
Goodwill and intangible asset impairment charges	—	—	1,243,354	35.6%	(1,243,354)	-100.0%
Asset impairment charges	19,358	0.6%	27,480	0.8%	(8,122)	-29.6%

Operating income (loss)	132,826	3.9%	(1,077,296)	-30.8%	1,210,122	NM

Net interest	(102,982)	-3.0%	(105,790)	-3.0%	2,808	-2.7%
Gain (loss) on extinguishment of debt, net	1,737	0.1%	(12,675)	-0.4%	14,412	NM

Earnings (loss) before income taxes	31,581	0.9%	(1,195,761)	-34.2%	1,227,342	NM

Provision (benefit) for income taxes	6,625	0.2%	(169,042)	-4.8%	175,667	NM

Net earnings (loss)	$24,956	0.7%	$(1,026,719)	-29.4%	$1,051,675	NM

Net earnings (loss) per diluted common share allocated to common shareholders	$0.51		$(21.26)

Weighted-average diluted common shares outstanding:	48,786		48,288

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 28,	January 30,
	2017	2016

ASSETS

Current assets:
Cash and cash equivalents	$70,889	$29,980
Accounts receivable, net	65,714	63,890
Inventories	955,512	1,022,504
Other current assets	73,602	143,546
Total current assets	1,165,717	1,259,920
Property and equipment, net	484,165	521,824
Rental product, net	152,610	157,460
Goodwill	117,026	118,586
Intangible assets, net	171,659	178,510
Other assets	6,695	8,019
Total assets	$2,097,872	$2,244,319

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$177,380	$237,114
Accrued expenses and other current liabilities	267,899	256,762
Income taxes payable	1,262	—
Current portion of long-term debt	13,379	42,451

Total current liabilities	459,920	536,327

Long-term debt, net	1,582,150	1,613,473
Deferred taxes and other liabilities	163,420	194,605

Total liabilities	2,205,490	2,344,405

Shareholders’ deficit:
Preferred stock	—	—
Common stock	487	485
Capital in excess of par	470,801	455,765
Accumulated deficit	(538,823)	(524,876)
Accumulated other comprehensive loss	(40,083)	(28,486)
Treasury stock, at cost	—	(2,974)

Total shareholders’ deficit	(107,618)	(100,086)

Total liabilities and shareholders’ deficit	$2,097,872	$2,244,319

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Twelve Months Ended January 28, 2017 and January 30, 2016

(In thousands)

	Twelve Months Ended
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$24,956	$(1,026,719)
Non-cash adjustments to net earnings (loss):
Depreciation and amortization	115,205	132,329
Rental product amortization	42,171	34,592
Goodwill and other intangible asset impairment charges	—	1,243,354
Asset impairment charges	19,358	27,480
(Gain) loss on extinguishment of debt, net	(1,737)	12,675
Amortization of deferred financing costs and discount on long-term debt	7,503	7,915
Loss on disposition of assets	6,396	3,548
Other	(6,176)	(184,696)
Changes in operating assets and liabilities	34,952	(118,781)

Net cash provided by operating activities	242,628	131,697

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(99,694)	(115,498)
Proceeds from sales of property and equipment	617	2,617

Net cash used in investing activities	(99,077)	(112,881)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(42,451)	(8,000)
Proceeds from asset-based revolving credit facility	599,537	180,500
Payments on asset-based revolving credit facility	(599,537)	(180,500)
Repurchase and retirement of senior notes	(21,924)	—
Deferred financing costs	—	(3,566)
Cash dividends paid	(35,240)	(34,980)
Proceeds from issuance of common stock	2,189	2,974
Tax payments related to vested deferred stock units	(1,362)	(4,538)
Excess tax benefits from share-based plans	11	1,584
Repurchases of common stock	—	(277)

Net cash used in financing activities	(98,777)	(46,803)

Effect of exchange rate changes	(3,865)	(4,294)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40,909	(32,281)

Balance at beginning of period	29,980	62,261
Balance at end of period	$70,889	$29,980

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal fourth quarters and twelve months of 2016 and 2015.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core operating results.  These items primarily consisted of goodwill and intangible asset impairment charges, costs related to our store rationalization and profit improvement programs, asset impairment charges and certain items related to the acquisition and integration of Jos. A. Bank.  Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future operating performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended January 28, 2017

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other (3)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$341,838	$—	$—	$—	$—	$341,838
Rental services gross margin	37,059	—	—	1,069	1,069	38,128
Alteration and other services gross margin	12,328	—	(40)	—	(40)	12,288
Occupancy costs	(103,625)	513	(1,093)	—	(580)	(104,205)

Total retail gross margin	287,600	513	(1,133)	1,069	449	288,049

Total gross margin	302,117	513	(1,133)	1,069	449	302,566

Selling, general and administrative expenses	254,499	(1,228)	(10,095)	(1,314)	(12,637)	241,862
Asset impairment charges	15,065	—	—	(15,065)	(15,065)	—

Operating (loss) income(4)	(18,856)	1,741	8,962	17,448	28,151	9,295

Provision (benefit) for income taxes(5)	(13,998)				7,263	(6,735)

Net (loss) earnings	(30,089)				20,888	(9,201)

Net (loss) earnings per diluted common share allocated to common shareholders	$(0.62)				$0.43	$(0.19)

(1) Primarily consists of severance costs and accelerated depreciation.

(2) Primarily consists of $6.1 million of lease termination costs and $1.5 million of consulting costs.

(3) Primarily consists of asset impairment charges related to Macy’s and severance costs.

(4) Of the $28.2 million in total adjustments to operating (loss) income, $22.5 million relates to the retail segment and $5.7 million relates to shared services.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended January 30, 2016

Consolidated Results	GAAP Results	Acquisition & Integration(1)	Purchase Acctg. Allocation (2)	Profit Improvement(3)	Goodwill & Intangible Asset Impairments (4)	Other (5)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$358,467	$48	$—	$11,008	$—	$—	$11,057	$369,523
Occupancy costs	(113,506)	494	887	—	—	—	1,381	(112,124)

Total retail gross margin	294,672	542	887	11,008	—	—	12,438	307,110

Total gross margin	311,199	542	887	11,008	—	—	12,438	323,637

Selling, general and administrative expenses	265,110	(2,239)	(2,054)	(1,775)	—	(662)	(6,730)	258,380
Goodwill and intangible asset impairment charges	1,153,254	—	—	(5,533)	(1,147,721)	—	(1,153,254)	—
Asset impairment charges	25,785	—	—	(23,146)	—	(2,639)	(25,785)	—

Operating (loss) income(6)	(1,194,307)	2,781	2,941	41,463	1,147,721	3,301	1,198,207	3,900

(Benefit) provision for income taxes(7)	(163,049)						155,183	(7,866)

Net (loss) earnings	(1,057,713)						1,043,024	(14,689)

Net (loss) earnings per diluted common share allocated to common shareholders	$(21.86)						$(21.56)	$(0.30)

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Consists of depreciation and amortization adjustments resulting from the recognition of intangible assets and step up in fair value for PP&E for Jos. A. Bank.

(3) Consists of $28.7 million in intangible and other asset impairment charges, $11.0 million of inventory write-downs and $1.8 million of consulting costs.

(4) Consists of asset impairment charges related to Jos. A. Bank with $769.0 million for goodwill, $335.8 million for tradename, $41.5 million for customer relationships and $1.4 million for favorable leases.

(5) Primarily consists of $2.6 million in store impairment charges.

(6) Of the $1,198.2 million in total adjustments to operating (loss) income, $1,196.3 million relates to the retail segment and $1.9 million relates to shared services.

(7) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Full Year Ended January 28, 2017

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other (3)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$1,352,283	$—	$—	$(23)	$(23)	$1,352,260
Rental services gross margin	374,680	—	—	1,069	1,069	375,749
Alteration and other services gross margin	58,131	—	255	—	255	58,386
Occupancy costs	(431,298)	2,126	(4,109)	(564)	(2,547)	(433,845)

Total retail gross margin	1,353,796	2,126	(3,854)	482	(1,246)	1,352,550

Total gross margin	1,441,468	2,126	(3,854)	482	(1,246)	1,440,222

Selling, general and administrative expenses	1,099,328	(6,656)	(69,848)	(1,754)	(78,258)	1,021,070
Asset impairment charges	19,358	—	(2,093)	(17,265)	(19,358)	—

Operating income(4)	132,826	8,782	68,087	19,501	96,370	229,196

Gain on extinguishment of debt, net	1,737	—	—	(1,737)	(1,737)	—

Provision for income taxes(5)	6,625				33,436	40,061

Net earnings	24,956				61,197	86,153

Net earnings per diluted common share allocated to common shareholders	$0.51				$1.25	$1.76

(1) Primarily consists of severance costs and accelerated depreciation.

(2) Primarily consists of $43.1 million of lease termination costs, $15.1 million of consulting costs and $6.1 million of severance costs.

(3) Primarily consists of asset impairment charges related to Macy’s and severance costs.

(4) Of the $96.4 million in total adjustments to operating income, $69.9 million relates to the retail segment and $26.5 million relates to shared services.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Full Year Ended January 30, 2016

Consolidated Results	GAAP Results	Acquisition & Integration(1)	Purchase Acctg. Allocation (2)	Profit Improvement(3)	Goodwill & Intangible Asset Impairments (4)	Other (5)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$1,439,611	$63	$969	$11,008	$—	$—	$12,041	$1,451,651
Occupancy costs	(455,486)	804	1,610	—	—	—	2,414	(453,070)

Total retail gross margin	1,414,087	867	2,579	11,008	—	—	14,455	1,428,543

Total gross margin	1,484,423	867	2,579	11,008	—	—	14,455	1,498,879

Selling, general and administrative expenses	1,085,900	(17,836)	(8,121)	(1,775)	—	(3,068)	(30,800)	1,055,100
Goodwill and intangible asset impairment charges	1,243,354	—	—	(5,533)	(1,237,821)	—	(1,243,354)	—
Asset impairment charges	27,480	—	—	(23,146)	—	(4,074)	(27,220)	260

Operating (loss) income(6)	(1,077,296)	18,703	10,700	41,463	1,237,821	7,142	1,315,829	238,533

Loss on extinguishment of debt	(12,675)	12,675	—	—	—	—	12,675	—

(Benefit) Provision for income taxes(7)	(169,042)						214,148	45,106

Net (loss) earnings	(1,026,719)						1,114,356	87,637

Net (loss) earnings per diluted common share allocated to common shareholders	$(21.26)						$23.06	$1.80

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Consists of depreciation and amortization adjustments resulting from the recognition of intangible assets and step up in fair value for PP&E for Jos. A. Bank.

(3) Consists of $28.7 million in intangible and other asset impairment charges, $11.0 million of inventory write-downs and $1.8 million of consulting costs.

(4) Consists of asset impairment charges related to Jos. A. Bank with $769.0 million for goodwill, $425.9 million for tradename, $41.5 million for customer relationships and $1.4 million for favorable leases.

(5) Primarily consists of $4.1 million in store impairment charges.

(6) Of the $1,315.8 million in total adjustments to operating (loss) income, $1,310.9 million relates to the retail segment and $4.8 million relates to shared services.

(7) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted Earnings Information for Jos. A. Bank

GAAP to Non-GAAP Adjusted - Three Months Ended January 28, 2017

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$112,644	$—	$112,644
Occupancy costs	(31,329)	(430)	(31,759)

Selling, general and administrative expenses	72,217	(6,708)	65,509

Operating income	$9,098	$(6,278)	$15,376

GAAP to Non-GAAP Adjusted - Three Months Ended January 30, 2016

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$120,718	$6,492	$127,210
Occupancy costs	(39,184)	1,354	(37,830)

Selling, general and administrative expenses	80,995	(3,389)	77,606
Goodwill and intangible asset impairment charges	1,153,254	(1,153,254)	—
Asset impairment charges	23,308	(23,308)	—

Operating (loss) income	$(1,176,023)	$(1,187,797)	$11,774

GAAP to Non-GAAP Adjusted - Full Year Ended January 28, 2017

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$405,369	$(23)	$405,346
Occupancy costs	(136,107)	(1,437)	(137,544)

Selling, general and administrative expenses	297,079	(37,362)	259,717
Asset impairment charges	2,093	(2,093)	—

Operating (loss) income	$(29,910)	$(37,995)	$8,085

GAAP to Non-GAAP Adjusted - Full Year Ended January 30, 2016

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$478,615	$7,477	$486,092
Occupancy costs	(153,539)	2,363	(151,176)

Selling, general and administrative expenses	302,494	(13,950)	288,544
Goodwill and intangible asset impairment charges	1,243,354	(1,243,354)	—
Asset impairment charges	27,220	(27,220)	—

Operating (loss) income	$(1,247,992)	$(1,294,364)	$46,372